Exhibit 99.1
News Release
Pentair Reports Second Quarter 2020 Results

•	Second quarter sales of $713 million.

•	Second quarter GAAP EPS of $0.44 and adjusted EPS of $0.59.

•	The company remains confident in its liquidity position having ended the quarter with $91 million in cash, $1.01 billion of total debt, and $764 million available under its revolving credit facility.

•	The company provides full year 2020 GAAP EPS guidance of approximately $1.70 to $1.90 and on an adjusted basis of approximately $2.00 to $2.20.
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — July 23, 2020 — Pentair plc (NYSE: PNR) today announced second quarter 2020 sales of $713 million. Sales were down 11 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 10 percent in the second quarter. Second quarter 2020 earnings per diluted share from continuing operations (“EPS”) were $0.44 compared to $0.68 in the second quarter of 2019. On an adjusted basis, the company reported EPS of $0.59 compared to $0.69 in the second quarter of 2019. Segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
Second quarter 2020 operating income was $111 million, down 17 percent compared to operating income for the second quarter of 2019, and return on sales (“ROS”) was 15.6 percent, a decrease of 110 basis points when compared to the second quarter of 2019. On an adjusted basis, the company reported segment income of $125 million for the second quarter of 2020, down 19 percent compared to segment income for the second quarter of 2019, and ROS was 17.5 percent, a decrease of 180 basis points when compared to the second quarter of 2019.
Consumer Solutions sales were down 8 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 8 percent in the second quarter. Segment income of $97 million was down 11 percent compared to the second quarter of 2019, and ROS was 24.1 percent, a decrease of 80 basis points when compared to the second quarter of 2019.
Industrial & Flow Technologies sales were down 14 percent compared to sales for the same period last year. Excluding currency translation, core sales were down 13 percent in the second quarter. Segment income of $44 million was down 26 percent compared to the second quarter of 2019, and ROS was 14.1 percent, a decrease of 240 basis points when compared to the second quarter of 2019.
Net cash provided by operating activities of continuing operations for the quarter was $429 million compared to $356 million in the second quarter of 2019 and free cash flow provided by continuing operations for the quarter was $417 million compared to $343 million in the second quarter of 2019.
Net cash provided by operating activities of continuing operations in the six months ended June 30, 2020 was $267 million compared to $99 million in the first six months of the previous year and free cash flow provided by continuing operations in the six months ended June 30, 2020 was $236 million compared to $70 million in the first six months of the previous year.
Pentair paid a regular cash dividend of $0.19 per share in the second quarter of 2020. Pentair previously announced on May 5, 2020 that its Board of Directors approved a 6 percent increase in the company's regular quarterly cash dividend (to $0.19 from $0.18) that it will pay on August 7, 2020 to shareholders of record at the close of business on July 24, 2020. 2020 marks the 44th consecutive year that Pentair has increased its dividend.
CEO’s Remarks
John L. Stauch, President and CEO, stated, “During these unprecedented times, I would first like to express my sincere gratitude to our employees around the globe for providing the best service possible to our customers and supporting the communities that we do business in and the people who live in them. We remain focused on the health and safety of our employees, our customers and on longer term investment opportunities where appropriate.”

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“After a very slow start to the quarter, we began to see improvements in May and June in our Residential facing businesses. In particular, our Pool business has benefited from increased consumer interest as people sheltered in place. Our Industrial businesses have been negatively impacted by a pause in capital spending globally and our Commercial businesses have also been negatively impacted by delays from customers. We delivered strong free cash flow during the quarter and further strengthened our liquidity position. For the second quarter overall, we were pleased with our ability to deliver results in light of the impacts of COVID-19 and we made progress on tightly managing our cost structure.”
“We continue to believe that Pentair has a strong foundation to build upon. We have a strong purpose, mission, and vision and we believe we are in very attractive spaces and we expect to expand longer term. We continue to prioritize providing superior customer experiences and delivering more predictable and consistent results. We have a strong balance sheet to help us better navigate the current uncertain environment and we believe that Pentair will emerge an even stronger company.”
Liquidity
The company remains confident in its liquidity position. Pentair’s primary liquidity sources are operating cash flow, cash and cash equivalents, and borrowings under its revolving credit facility. As of June 30, 2020, Pentair had cash and cash equivalents of $91 million and $1.01 billion of total debt outstanding, plus the capacity to borrow an additional $764 million under its credit facility. The company has debt maturities of $74 million in 2020, $104 million in 2021, and $88 million in 2022. The company has taken measures to enhance liquidity including implementing cost savings initiatives and temporarily suspending share repurchases.
2020 Guidance Update
The company provides estimated 2020 GAAP EPS of approximately $1.70 to $1.90 and on an adjusted EPS basis of approximately $2.00 to $2.20. The company provides full year 2020 sales guidance of approximately $2.8 billion. The company is targeting full year free cash flow of greater than 100 percent of net income.

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EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Robert P. Fishman will discuss the company’s second quarter 2020 results on a two-way conference call with investors at 9:00 a.m. Eastern Daylight Time today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, each of which can be found on Pentair’s website. The webcast and presentation will be archived at the company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall impact of the COVID-19 pandemic on our business; the duration and severity of the COVID-19 pandemic; actions that may be taken by us, other businesses and governments to address or otherwise mitigate the impact of the COVID-19 pandemic, including those that may impact our ability to operate our facilities, meet production demands, and deliver products to our customers; the negative impacts of the COVID-19 pandemic on the global economy, our customers and suppliers, and customer demand; overall global economic and business conditions impacting our business, including the strength of housing and related markets; demand, competition and pricing pressures in the markets we serve; volatility in currency exchange rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; the ability to achieve the benefits of our restructuring plans and cost reduction initiatives; risks associated with operating foreign businesses; the impact of material cost and other inflation; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 and to our Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date of this release. Pentair plc assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we believe the health of our world depends on reliable access to clean, safe water. We deliver a comprehensive range of smart, sustainable water solutions to homes, business and industry around the world. Our industry leading and proven portfolio of solutions enables our customers to access clean, safe water. Whether it’s improving, moving or enjoying water, we help manage the world’s most precious resource. Smart, Sustainable, Water Solutions. For Life.
Pentair had revenue in 2019 of $3 billion, and trades under the ticker symbol PNR. With approximately 120 locations in 25 countries and 9,500 employees, we believe that the future of water depends on us. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Jim Lucas	Rebecca Osborn
Senior Vice President, Treasurer and Investor Relations	Senior Manager, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: jim.lucas@pentair.com	Email: rebecca.osborn@pentair.com

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended		Six months ended
In millions, except per-share data	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net sales	$713.3	$799.5	$1,423.3	$1,488.4
Cost of goods sold	468.2	512.8	926.6	966.1
Gross profit	245.1	286.7	496.7	522.3
% of net sales	34.4%	35.9%	34.9%	35.1%
Selling, general and administrative	116.7	132.2	248.6	279.5
% of net sales	16.4%	16.5%	17.5%	18.8%
Research and development	17.3	20.7	36.3	41.4
% of net sales	2.4%	2.6%	2.6%	2.8%
Operating income	111.1	133.8	211.8	201.4
% of net sales	15.6%	16.7%	14.9%	13.5%
Other (income) expense:
Loss (gain) on sale of businesses	0.1	0.1	0.1	(3.4)
Other (income) expense	(0.3)	(12.9)	0.9	(12.3)
Net interest expense	7.7	9.4	14.6	16.7
% of net sales	1.1%	1.2%	1.0%	1.1%
Income from continuing operations before income taxes	103.6	137.2	196.2	200.4
Provision for income taxes	29.8	22.1	49.7	32.9
Effective tax rate	28.8%	16.1%	25.3%	16.4%
Net income from continuing operations	73.8	115.1	146.5	167.5
Loss from discontinued operations, net of tax	(1.7)	(0.8)	(1.7)	(1.9)
Net income	$72.1	$114.3	$144.8	$165.6
Earnings (loss) per ordinary share
Basic
Continuing operations	$0.44	$0.68	$0.88	$0.98
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Basic earnings per ordinary share	$0.43	$0.67	$0.87	$0.97
Diluted
Continuing operations	$0.44	$0.68	$0.87	$0.98
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Diluted earnings per ordinary share	$0.43	$0.67	$0.86	$0.97
Weighted average ordinary shares outstanding
Basic	165.8	169.8	166.8	170.6
Diluted	166.4	170.5	167.5	171.4
Cash dividends paid per ordinary share	$0.19	$0.18	$0.38	$0.36

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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2020	December 31, 2019
In millions
Assets
Current assets
Cash and cash equivalents	$90.6	$82.5
Accounts and notes receivable, net	401.8	502.9
Inventories	396.5	377.4
Other current assets	112.8	99.1
Total current assets	1,001.7	1,061.9
Property, plant and equipment, net	284.7	283.2
Other assets
Goodwill	2,302.1	2,258.3
Intangibles, net	325.4	339.2
Other non-current assets	202.2	196.9
Total other assets	2,829.7	2,794.4
Total assets	$4,116.1	$4,139.5
Liabilities and Equity
Current liabilities
Accounts payable	$256.0	$325.1
Employee compensation and benefits	77.9	71.0
Other current liabilities	416.7	352.9
Total current liabilities	750.6	749.0
Other liabilities
Long-term debt	1,013.0	1,029.1
Pension and other post-retirement compensation and benefits	95.1	96.4
Deferred tax liabilities	112.1	104.4
Other non-current liabilities	195.6	206.7
Total liabilities	2,166.4	2,185.6
Equity	1,949.7	1,953.9
Total liabilities and equity	$4,116.1	$4,139.5

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In millions	June 30, 2020	June 30, 2019
Operating activities
Net income	$144.8	$165.6
Loss from discontinued operations, net of tax	1.7	1.9
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity income of unconsolidated subsidiaries	(0.3)	(2.5)
Depreciation	22.8	24.4
Amortization	14.6	16.5
Deferred income taxes	13.4	(9.6)
Loss (gain) on sale of businesses	0.1	(3.4)
Share-based compensation	10.4	10.7
Asset impairment	—	18.2
Pension settlement gain	—	(12.2)
Pension and other post-retirement plan contributions	—	(10.7)
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	103.1	32.2
Inventories	(17.7)	3.1
Other current assets	(14.5)	(18.8)
Accounts payable	(64.2)	(123.1)
Employee compensation and benefits	7.5	(22.5)
Other current liabilities	44.9	28.5
Other non-current assets and liabilities	(0.1)	0.9
Net cash provided by operating activities of continuing operations	266.5	99.2
Net cash used for operating activities of discontinued operations	(0.5)	(2.5)
Net cash provided by operating activities	266.0	96.7
Investing activities
Capital expenditures	(30.5)	(29.8)
Proceeds from sale of property and equipment	0.1	0.4
Proceeds from the sale of businesses, net	—	0.7
Acquisitions, net of cash acquired	(28.5)	(284.5)
Other	—	(1.5)
Net cash used for investing activities	(58.9)	(314.7)
Financing activities
Net (repayments) receipts of commercial paper and revolving long-term debt	(17.1)	32.9
Proceeds from long-term debt	—	400.0
Debt issuance costs	—	(5.7)
Shares issued to employees, net of shares withheld	7.3	7.2
Repurchases of ordinary shares	(115.2)	(150.0)
Dividends paid	(63.7)	(62.0)
Net cash (used for) provided by financing activities	(188.7)	222.4
Effect of exchange rate changes on cash and cash equivalents	(10.3)	1.8
Change in cash and cash equivalents	8.1	6.2
Cash and cash equivalents, beginning of period	82.5	74.3
Cash and cash equivalents, end of period	$90.6	$80.5

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Pentair plc and Subsidiaries
Reconciliation of the GAAP operating activities cash flow to the non-GAAP free cash flow (Unaudited)

	Three months ended	Three months ended	Six months ended	Three months ended	Three months ended	Six months ended
In millions	March 31, 2020	June 30, 2020	June 30, 2020	March 31, 2019	June 30, 2019	June 30, 2019
Net cash provided by (used for) operating activities of continuing operations	$(162.4)	$428.9	$266.5	$(257.1)	$356.3	$99.2
Capital expenditures	(18.7)	(11.8)	(30.5)	(16.8)	(13.0)	(29.8)
Proceeds from sale of property and equipment	0.1	—	0.1	0.3	0.1	0.4
Free cash flow from continuing operations	$(181.0)	$417.1	$236.1	$(273.6)	$343.4	$69.8
Net cash used for operating activities of discontinued operations	—	(0.5)	(0.5)	0.8	(3.3)	(2.5)
Free cash flow	$(181.0)	$416.6	$235.6	$(272.8)	$340.1	$67.3

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2020			2019
In millions	First Quarter	Second Quarter	Six Months	First Quarter	Second Quarter	Six Months
Net sales
Consumer Solutions	$388.8	$401.2	$790.0	$358.2	$437.1	$795.3
Industrial & Flow Technologies	320.9	311.8	632.7	330.3	362.1	692.4
Other	0.3	0.3	0.6	0.4	0.3	0.7
Consolidated	$710.0	$713.3	$1,423.3	$688.9	$799.5	$1,488.4
Segment income (loss)
Consumer Solutions	$84.8	$96.7	$181.5	$75.2	$109.0	$184.2
Industrial & Flow Technologies	44.7	44.1	88.8	41.0	59.7	100.7
Other	(18.0)	(16.1)	(34.1)	(17.5)	(14.6)	(32.1)
Consolidated	$111.5	$124.7	$236.2	$98.7	$154.1	$252.8
Return on sales
Consumer Solutions	21.8%	24.1%	23.0%	21.0%	24.9%	23.2%
Industrial & Flow Technologies	13.9%	14.1%	14.0%	12.4%	16.5%	14.5%
Consolidated	15.7%	17.5%	16.6%	14.3%	19.3%	17.0%

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ending December 31, 2020 to the non-GAAP excluding the effect of 2020 adjustments (Unaudited)

	Actual		Forecast
In millions, except per-share data	First Quarter	Second Quarter	Full Year
Net sales	$710.0	$713.3	approx	$2,800
Operating income	100.7	111.1
% of net sales	14.2%	15.6%
Adjustments:
Restructuring and other	2.4	1.1	approx	$4
Intangible amortization	7.6	7.0	approx	28
COVID-19 related costs and expenses	0.9	4.8	approx	6
Deal-related costs and expenses	0.4	—	approx	—
Equity (loss) income of unconsolidated subsidiaries	(0.5)	0.7	approx	2
Segment income	111.5	124.7
Return on sales	15.7%	17.5%
Net income from continuing operations—as reported	72.7	73.8	approx	$284 - $317
Loss on sale of business	—	0.1	approx	—
Adjustments to operating income	11.3	12.9	approx	38
Income tax adjustments	3.3	11.1	approx	12
Net income from continuing operations—as adjusted	$87.3	$97.9	approx	$334 - $367
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.43	$0.44	approx	$1.70 - $1.90
Adjustments	0.09	0.15	approx	0.30
Diluted earnings per ordinary share—as adjusted	$0.52	$0.59	approx	$2.00 - $2.20

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ended December 31, 2019 to the non-GAAP excluding the effect of 2019 adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$688.9	$799.5	$713.6	$755.2	$2,957.2
Operating income	67.6	133.8	108.8	122.3	432.5
% of net sales	9.8%	16.7%	15.2%	16.2%	14.6%
Adjustments:
Restructuring and other	1.1	6.7	5.9	7.3	21.0
Intangible amortization	8.2	8.3	7.6	7.6	31.7
Asset impairment	15.3	2.9	—	3.0	21.2
Inventory step-up	1.7	0.5	—	—	2.2
Deal related costs and expenses	4.2	—	—	—	4.2
Equity income of unconsolidated subsidiaries	0.6	1.9	0.5	0.5	3.5
Segment income	98.7	154.1	122.8	140.7	516.3
Return on sales	14.3%	19.3%	17.2%	18.6%	17.5%
Net income from continuing operations—as reported	52.4	115.1	91.3	102.9	361.7
(Gain) loss on sale of businesses	(3.5)	0.1	0.1	1.1	(2.2)
Pension and other post-retirement mark-to-market (gain) loss	—	(12.2)	0.4	8.4	(3.4)
Adjustments to operating income	30.5	18.4	13.5	17.9	80.3
Income tax adjustments	(5.4)	(3.8)	(7.4)	(14.8)	(31.4)
Net income from continuing operations—as adjusted	$74.0	$117.6	$97.9	$115.5	$405.0
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.30	$0.68	$0.54	$0.61	$2.12
Adjustments	0.13	0.01	0.04	0.07	0.26
Diluted earnings per ordinary share—as adjusted	$0.43	$0.69	$0.58	$0.68	$2.38

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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Segment
For the Quarter Ended June 30, 2020 (Unaudited)

	Q2 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	(10.0)%	(0.9)%	0.1%	(10.8)%
Consumer Solutions	(7.8)%	(0.5)%	0.1%	(8.2)%
Industrial & Flow Technologies	(12.6)%	(1.3)%	—%	(13.9)%